Exhibit 99.1

Ramco-Gershenson Announces the Resignation of Its Chief Financial Officer Richard J. Smith, Names Interim Replacement and Commences Search for Successor

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--November 18, 2009--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced that Mr. Richard J. Smith has resigned as Chief Financial Officer (“CFO”) and Secretary, to pursue other business opportunities. Mr. Richard Smith will continue to assist the Company as it relates to certain financing transactions, including the closing of its new revolving line of credit as well as other matters as requested by the Company. Mr. James H. Smith has been retained to serve as the Company’s interim Chief Financial Officer. Mr. James Smith will be responsible for the day-to-day operations of the office of the CFO until a permanent CFO is hired. Mr. James Smith is the founder of CFO Synergy, Inc. a consulting service aimed at providing interim financial expertise to companies. The Company has retained DHR International to search for Mr. Richard Smith’s permanent replacement.

“We want to thank Rich for his many positive contributions to our Company during his long tenure and wish him well in his future endeavors,” said Dennis E. Gershenson, President and Chief Executive Officer of Ramco-Gershenson. “As the Company assessed its plans going forward Rich decided his interests lay elsewhere, so after helping the Company successfully complete its recent equity offering and secure the bank commitments for the new credit facility, he has elected to move on to pursue those interests. We will work to locate and hire a capable successor and we are confident in Mr. James Smith’s ability to oversee, on an interim basis, the financial operations of the Company.”

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 88 shopping centers totaling approximately 19.3 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust's website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, Director of Investor Relations and Corporate Communications
PHONE: (248) 592-6202